Exhibit 99.1

FOR IMMEDIATE RELEASE	NR13-21

ILLINOIS POLLUTION CONTROL BOARD GRANTS VARIANCE TO ILLINOIS POWER HOLDINGS

HOUSTON (November 21, 2013) — Today the Illinois Pollution Control Board (IPCB) granted a variance to Illinois Power Holdings (IPH) — a Dynegy subsidiary, Ameren Energy Resources (AER) and AmerenEnergy Medina Valley for temporary relief from the SO2 portion of the Illinois’ Multi-Pollutant Standard air emissions rule. The variance was the final condition required for the closing of the proposed sale of AER to IPH. With this approval, Dynegy intends to close the transaction in December 2013. This transaction will double Dynegy’s operations in Illinois with a proven track record as a responsible neighbor and major employer offering highly-skilled, well-paying union jobs.

IPH’s variance offers a net benefit to air quality over the life of the variance which is greater than the environmental benefit under Ameren’s original variance. IPH plans to complete the scrubber at Newton by the end of the variance period. It also expects to make substantial investments in the facilities to meet other anticipated environmental regulations.

Dynegy thanks the Illinois Pollution Control Board for its deliberate and thorough consideration of our request. Additionally, Dynegy appreciates the careful review made by the Illinois Environmental Protection Agency, which determined that the absence of the variance would pose an unreasonable hardship and that the variance would produce a net environmental benefit. Dynegy also thanks the thousands of citizens, local officials, legislators, local business owners, and union members who voiced their support for our variance request through letters, petitions, and attending the IPCB hearing in Springfield, Illinois in September.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning: Dynegy’s required conditions to close the proposed sale and the intended closing date in December 2013; Dynegy’s expectations and beliefs regarding its Illinois operations, its responsibilities as an employer and with the surrounding community; future benefits of the IPH variance; ability to complete the Newton Scrubber by end of variance period; and IPHs expectations regarding investments in the facilities to meet anticipated environmental regulations. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2012 Form 10-K and the 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) conditions to the closing of the transaction may not be satisfied; ; (ii) the business of Dynegy may suffer as a result of uncertainty surrounding the transaction; (iii) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (iv) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466